Exhibit 99

September 14, 2011

Securities and Exchange Commission
Washington, D.C. 20549

Ladies/Gentlemen:

We have read the statements included in Part III of the Form 12b-25 that Jammin Java Corp. (the “Company”) expects to file with the Securities and Exchange Commission on or about September 14, 2011.  We agree with such statements insofar as they relate to our Firm.  We have no basis to agree or disagree with any other statements made by the Company in the aforementioned filing.

Because we were only recently engaged as the Company’s independent registered public accounting firm, we have to date not completed the review described in the Form 12b-25 referenced above.

/s/   Squar, Milner, Peterson, Miranda & Williamson, LLP